Exhibit 10.22

Contract No.:

Electronic supervision number:

Contract for Assignment of the Right to the Use of the State-owned Construction Land

(This shall be a draft contract)

Formulated by the Ministry of Land and Resources of the People’s Republic of China and The State Administration for Industry and Commerce of the People’s Republic of China

Contract for Assignment of the Right to the Use of the State-owned Construction Land

The parties to this contract:

Assignor: Wuxi Natural Resources and Planning Bureau;

Address: 4th Floor, Building 10, No. 199, Guanshan Road, Binhu District, Wuxi City;

Postal code: 214023;

Tel: 0510-82708652;

Fax: 0510-82756873;

Name of Bank:                 /; Account number:                 /;

Assignee: CASI Pharmaceuticals (Wuxi) Limited;

Mailing address: Huishan Road 1719 fifth floor room 152, Huishan Economic Development Zone;

Postal code: 214000;

Phone: 1891547889;

Fax: ___________________;

Name of Bank: Bank of Communications Wuxi Chengbei Branch;

Account number: 322000633018018043806.

Chapter 1 General Provisions

Article 1 In accordance with the Law of the People's Republic of China on Real Right, the Contract Law of the People’s Republic of China, the Law of Land Administration of the People’s Republic of China, the Law of the People’s Republic of China on Administration of the Urban Real Estates, and other relevant administrative regulations, and rules and policies on land supply, the two parties enter this contract based on the principles of equality, voluntariness, mutual benefit, honesty and credibility.

Article 2 The ownership of the assigned land parcel belongs to the People’s Republic of China. The Assignor can only assign the right to the use of the state-owned construction land to the Assignee in accordance with the laws. The underground resources, and buried items thereunder shall be outside the scope of assignment of the right to the use of the state-owned construction land.

Article 3 The Assignee shall have the right to the possession, use, and legal disposal of, and the generation of income from, the state-owned construction land obtained in accordance with the laws during the term of assignment, and shall be entitled to construct buildings, structures and ancillary facilities on this land parcel in accordance with the laws.

Chapter 2 Delivery of Assigned Land and Payment of Assignment Fee

Article 4 The registration No. of the land parcel under this contract is XDG(HS)-2019-5, with a total area of seventy four thousand twenty eight point four square meters (74028.4 square meters), of which the assigned l area of the land parcel shall be seventy four thousand twenty eight point four square meters (74028.4 square meters).

The land parcel assigned hereof is located to the south of Yanyu Road, and to the west of Huishan Avenue in Huishan District.

The ichnographic boundaries of the assigned land parcel under this contract: East: Huishan Avenue; South: Zhengmao Road; West: Zhiyuan Road; North: Yuyu Road. Please see the Sketch of Ichnographic Boundaries of the Assigned land parcel (Annex 1)

The vertical limits of the assigned land parcel under this contract:   /      shall be taken as its upper limit while    /       shall be taken as its lower limit, with the altitude of   /        meters between them.

The spatial extent of the assigned land parcel refers to the closed space formed by the vertical planes and the upper and lower elevation levels as indicated by the above-said boundary points.

Article 5 The assigned land parcel hereof shall be for R&D type of industrial use.

Article 6 The Assignor agrees to deliver the assigned land parcel to the Assignee on 11/28/2019. The Assignor agrees that the assigned land parcel shall meet the land conditions prescribed in Item 1 of this article when delivered:

(1). The flatness of the land: Land shall be leveled to become naturally flat with any building/structure on it demolished.

The infrastructure around the land parcel shall be left as is.

(2). The land conditions in its current Status           /           ;

Article 7 The term of use of the assigned the state-owned construction land hereof shall be 50 years, which shall commence on the date of actual delivery of the land as prescribed in article 6. In case completion of the procedures on the state-owned construction land use right which shall be previously allotted (or leased) shall be needed, the term of use shall be counted from the date when the contract shall be signed.

Article 8 The assignment charge for the right to the use of the state-owned construction land under this contract shall be forty-four Million four hundred and twenty thousand RMB / (in letter) (44,420,000 RMB / in figure) at the price of (600.04 RMB / in figure) per square meter.

Article 9 The advance deposit for the assigned land parcel under this contract shall be eight million eight hundred eighty thousand RMB / (in letter) (8,880,000 RMB / in figure). The advance deposit shall be regarded as a part of the payment for the assignment charge.

Article 10 The Assignee agrees to pay the assignment charge in a lump-sum payment for the right to the use of the state-owned construction land according to Item (1) of this article:

(1)	The assignment charge for the right to the use of the state-owned construction land shall be paid up in lump-sum payment within 15 working days after this contract shall be signed.

(2)	The assignment charge for the right to the use of the state-owned construction land shall be paid in / installments according to the following time and amount.

The first installment: Four million four hundred and forty-two thousand RMB in letter / 4,442,000 (RMB in figure / Yuan), payment time: By / 2019 / 12 / 02.

The first installment: RMB in letter / (RMB in figure / Yuan), payment time: By / year / month / day.

The first installment: RMB in letter / (RMB in figure / Yuan), payment time: By / year / month / day.

The first installment: RMB in letter / (RMB in figure / Yuan), payment time: By / year / month / day.

In case the assignment charge for the right to the use of the state-owned construction land is paid in installments, the Assignee agrees to pay interests to the Assignor. When the second installment and each installment thereafter are paid according to the payment schedule, the interests shall be paid based on the interest rate published by the People’s Bank of China (PBOC) on the date when the first installment occurs.

Article 11 After having paying up all the assignment charge of the land parcel in accordance with this contract, the Assignee may apply for the Certificate of the Assignment of Right to the Use of the State-owned Construction Land by presenting this contract and the payment receipt of the assignment charge.

Chapter 3 Land Development, Construction and Utilization

Article 12 The Assignee agrees the investment intensity to develop the assigned land parcel under this contract shall meet the criteria stipulated in Item (1) of this article:

(1)	Where the assigned land parcel under this contract shall be used for construction of an industrial project, the Assignee agrees the fixed assets invested in the land under this contract shall not be less than the approved amount or the amount registered , that is a billion Yuan (RMB 1,000,000,000 ) and the investment intensity shall be not less than RMB Thirteen thousand five hundred and eight point thirty three (RMB 13500 Yuan ) per square meter. The total investment of fixed assets to the assigned land parcel under this contract shall include buildings, fixtures and their auxiliary facilities, equipment, as well as the assignment charge.

(2)	Where the assigned land parcel under this contract shall be used for construction of non-industrial projects, the Assignee guarantees the total investment to the assigned land parcel under this contract shall be not less than RMB ____ (in words) (RMB ____in figure).

Article 13 New constructions, structures and relevant auxiliary facilities established by the Assignee on the assigned land parcel within the scope of the assigned land parcel hereof shall be in compliance with the conditions for the planning of assigned land parcel set by the municipal (county) urban planning administration (see Annex 2), which shall include:

The nature of the main building: Industrial;

The nature of the affiliated buildings: ____/____;

The total construction area: 74028.4-148056.8 square meters;

The floor area ratio (FAR): 1.0-2.0;

Building Height Limitation: no more than 6 stories;

Building Density: subject to specific protocol;

Greening Rate: shall be subject to specific protocol.

Other requirements for the land use: Document XDG (HS)-2019-5, “Plot Planning and Design Essentials and Requirements” issued by Wuxi Natural Resources and Planning Bureau shall be implemented.

Article 14 The Assignee agrees to develop the assigned land parcel under this contract according to Item (1) of this article:

(1)	The assigned land parcel under this contract shall be used for the construction of an industrial project. In accordance with the planning and designing conditions set by the local urban planning administration, within the boundaries of the assigned land parcel under this contract, the land used for office buildings and service facilities shall not be more than 7% of the total area of the assigned land parcel, that is, no more than 5181.988 square meters, and the construction area shall not be more than___________ square meters. The Assignee agrees not to build non-productive facilities on the assigned land parcel under this contract, such as residential buildings, experts’ residential buildings, hotels, guest houses or training centers, etc.

(2)	The assigned land parcel under this contract shall be used for the construction of a residential projects. In accordance with the planning and construction conditions set by the local urban planning administration, within the boundaries of the assigned land parcel under this contract, the total number of apartment flats shall not be less than_____________ sets, of which the apartments under 90 square meters shall not be less than________________ sets, and the apartment flats are required to be of type of _____________. Within the boundaries of the assigned land parcel under this contract, the land area used for developing apartment flats under 90 square meters shall not be less than ______% of the total area of the assigned land parcel. The Assignee agrees that the government-guaranteed economically affordable housing and low rent housing to be developed within the boundaries of the assigned land parcel under this contract shall be handled according to Item ___________ of this article upon the completion of construction.

1.	To be assigned to the local government;
2.	To be purchased by the local government;
3.	To be handled in accordance with the relevant administrative regulations on construction and sales of economically affordable housing;
4.	/ ;
5.	/ ;

Article 15 The Assignee agrees to concurrently build the following support projects within the scope of assigned land parcel hereof, which shall be handed over to the government with no compensation upon completion:

1.	/ ;
2.	/ ;
3.	/ ;

Article 16 The Assignee agrees that the construction projects on the assigned land parcel under this contract shall 8/26/2020, which shall be before 8/26/2020.

In case the commencement of construction needs to be extended, the Assignee shall submit an application for extension to the Assignor 30 days in advance. After the extension of commencement has been approved by the Assignor, the time of completion shall be extended accordingly, but the extension shall not exceed one year.

Article 17 During the construction on the assigned land parcel, the Assignee shall handle the issues concerning the connection of the water supply, gas supply, sewage and other facilities with the external trunk line, power substation interface, as well as introducing projects located outside the assigned land parcel according to the related rules.

The assignee agrees that all pipes and lines placed by the government for public utility may enter and exit, pass through, or cross over the assigned land parcel. However, the government or the public utility company shall make reasonable compensations in case such placement may influence the use of the assigned land parcel.

Article 18 The Assignee shall utilize the land according to the land use purpose and plot use ratio specified in this contract. If the land use purpose needs to be altered within the assignment term, both parties agree to work it out according to Item (2) of this article.

(1)	The Assignor shall withdraw the right to the use of the construction land with compensation to the Assignee;

(2)	Going through relevant procedures of approval in accordance with the laws; signing an Agreement on the modification to the Contract for Assignment of the Right to the Use of the State-owned Construction Land, or entering into a new Contract for Assignment of the Right to the Use of the State-owned Construction Land. The Assignee shall make a supplementary payment for the balance between the evaluated market price of the construction land with the new purpose, and the evaluated market price of the construction land with the previously approved purpose. The registration of altering the land use purpose shall be undertaken.

Article 19 The government retains the right of adjustment to the planning of the assigned land parcel hereof during the term of assignment. In case of any change to the original planning, existed constructions on this land parcel shall not be affected but alteration, restoration, or reconstruction for the constructions, structures and other subsidiary facilities on this land parcel during the term of assignment or at the application for renewal of the contract of assignment before the expiration of the assignment term shall be carried out according to the currently valid planning.

Article 20 Assignor shall not be allowed to take back the right to the use of the state-owned construction land use by Assignee before the expiration of the term of assignment agreed in this Contract. In the event that such a take-back shall be needed in advance of the expiration of the term of assignment for public interests and benefits, the Assignor shall apply to the supervisory administration for approval in accordance with legal procedures and shall make compensations to the land users based on the values of the constructions, structures and other subsidiary facilities at the time of the take-back, the appraised market price of the state-owned construction land in the remaining term of assignment and the direct loss established after the appraisal.

Chapter 4 Transfer, Lease and Mortgage of the Right to the Use of the State-owned Construction Land

Article 21 After having paid up the assignment charge of the right to the use of the state-owned construction land in accordance with this contract, and obtained the Certificate for the Use of State-owned Land, the Assignee shall be entitled to transfer, lease or mortgage all or part of the right to the use of the state-owned construction land to a third party. Where the first transfer occurs, it shall meet the conditions regulated in the Item (1) of this article:

(1)	The investment and development to the assigned land parcel shall have begun in accordance with this contract, and over 25% of the total amount of development and investment has been completed;

(2)	The investment and development shall have begun in accordance with this contract, and the assigned land parcel has reached the conditions for industrial purpose or other construction purposes.

Article 22 The contracts on transfer, lease and mortgage of the right to the use of the state-owned construction land shall not go against the laws and regulations of the country and the articles of this contract.

Article 23 Where all or part of the right to the use of the state-owned construction land shall be transferred, the rights and obligations specified in this contract and in the land registration documents shall be transferred accordingly. The term of use of the assignment contract for the assigned land parcel shall be the remainder of the term of use specified in this contract minuses the number of the years in which the Assignee has used the land.

Where all or part of the right to the use of the state-owned construction land shall be leased, the rights and obligations specified in this contract and in the land registration documents shall be still borne by the Assignee.

Article 24 Where the right to the use of the state-owned construction land is transferred or mortgaged, both parties related to the transfer and mortgage shall apply for the registration of changes to the land use bat the land and resources administrative authority by presenting this contract, the contract on the transfer or the mortgage, and the Certificate for the Use of State-owned Land.

Chapter 5 Use Term Expiration

Article 25 Upon the expiration of the use term of the land under this Contract and in case the land user is in need of utilizing the land under this Contract continuously, the land user shall submit a renewal application to the Assignor at least one year before the expiration of the term of use, and the Assignor shall approve the renewal unless the land under this Contract needs to be taken back for public interests.

The right of use of the construction land for residential purpose shall be renewed automatically when its term of use is expired.

When the Assignor agrees to renew the Contract, the land user shall go through all land utilization procedures for transactions such as transfer and leasing, re-sign relevant land utilization contracts of transfer or leasing, and pay such land utilization fees for transfer or rent of the land parcel.

Article 26: Upon the expiration of the use term of the land under this Contract, if the land user attempts to apply for renewal of the Contract but fails to obtain the approval due to public interests, the land user shall return the Certificate of Use of the State-owned Construction Land and go for all procedures involved in the cancellation of the state-owned construction land usufruct registration, as per relevant regulations, and the state-owned construction land usufruct shall be recovered by the Assignor with no obligation. The Assignor and the land user agree that all buildings, structures and other subsidiary facilities under this Contract shall be dealt with in accordance with Item (1) of this Article:

(1)	The Assignor shall recover all buildings, structures and other subsidiary facilities on the land and offer the land user appropriate compensations in accordance with the remaining value of the buildings, structures and other subsidiary facilities on the land;

(2)	The Assignor shall recover all buildings, structures and subsidiary facilities on the land with no compensations to the land user.

Article 27: Upon the expiration of the use term of the land, if the land user does not apply for the renewal of the Contract, the land user shall return the state-owned construction land usufruct certificate and go through all procedures involved in the cancellation of the state-owned construction land usufruct registration as per relevant regulations, and the state-owned construction land shall be recovered by the Assignor without compensation to the land user. All buildings, structures and other subsidiary facilities under this Contract shall be returned to the Assignor with no charge, and the land user shall maintain the normal functions of all buildings, structures and other subsidiary facilities on the land and make them free from man-made sabotage. If the buildings, structures and other subsidiary facilities on the land have lost their normal functions, the Assignor may request the land user to move or pull down the buildings, structures and other subsidiary facilities on the land to recover the ground leveling.

Chapter 6 Force Majeure

Article 28 If a party of this Contract fails to perform any and all of this Contract due to force majeure, the party suffers from the force majeure can be relieved from performing its obligations under this Contract. The party claiming inability shall take all necessary remedies under reasonable circumstances so as to reduce the losses caused by force majeure. If the force majeure occurs during the period of one party’s delayed performance under this Contract, exemption of force majeure shall not be applied.

Article 29 The party suffers from force majeure shall inform the other party of the occurrence of any event of force majeure in written notice by letter, telegram or fax within seven days. The affected party shall provide the other party reports or evidence of partial or complete failure in performing the Contract or the necessity of extension of performance under this Contract within 15 days of the occurrence of force majeure.

Chapter 7 Responsibilities of Breach of Contract

Article 30 The Assignee shall pay in due time the assignment charge of the right to the use of the state-owned construction land according to the terms of this contract. In case the Assignee fails to pay on schedule the assignment charge of the right to the use of the state-owned construction land, a daily penalty to the Assignee shall apply, which shall be paid to the Assignor (calculated at 0. 5 ‰ of the amount of payment due per day delayed) starting from the first day it is past due. In case the Assignee fails to pay the assignment charge of the right to the use of the state-owned construction land after 60 days it is past due, and neglects the Assignor’s urge for payment, the Assignor has the right to terminate this contract, and the Assignee has no right to request the Assignor to refund the advance deposit. The Assignor may claim damages to the Assignee.

Article 31 In case the Assignee terminates its investment and construction on the assigned land parcel for any reason attributable to the Assignee, and proposes to the Assignor to terminate this contract, the Assignor shall apply for approval to the people’s government which approved the original assignment of the right to the use of the land . After approval, the Assignor shall recover the right to the use of the state-owned construction land, and according to the following agreements, refund all or part of the assignment charge of the right to the use of the state-owned construction land (without interest) except for the advance deposit agreed in this contract. All the established buildings, fixtures and their affiliated facilities within the boundaries of the assigned land parcel may not be compensated and the Assignor may request the Assignee to remove or dismantle the established buildings, fixtures and their affiliated facilities to restore the leveled ground. In case the Assignor shall be willing to make use of the established buildings, fixtures and their affiliated facilities within the boundaries of the assigned land parcel, the Assignor shall make reasonable compensations to the Assignee.

(1)	If the Assignee submits an application to the Assignor not less than 60 days before the 1st anniversary of the commencement date of construction agreed in this contract, the Assignor shall refund all the paid assignment charges for the right to the use of the state-owned construction land except for the advance deposit.
(2)	If the Assignee submits an application to the Assignor not less than 60 days before the 2nd anniversary of the commencement date of construction agreed in this contract, the Assignor shall refund the assignment charge of the right to the use of the state-owned construction land after the advance deposit and the charges for the land parcel being idle have been deducted in accordance with the related regulations.

Article 32 If the Assignee leaves the land unused for more than one year but less than two years, it shall pay a vacant land fee as per relevant laws; if the land leaves unused for more than two years and construction has not started, the Assignor has the right to take back the right to the use of the state-owned construction land.

Article 33 If the Assignee fails to start the construction on the date stipulated in this Contract or the date agreed by both parties as to the extension of the construction, the Assignee should pay a penalty for each day delayed, which is equal to 0.5 ‰ of the total price of the state-owned construction land assignment, and the assignor shall be entitle to request the Assignee to continue performing the Contract.

Article 34 If the total investment in the fixed assets, investment intensity and total amount of investment in development do not meet the standard agreed in the Contract, the Assignor can request the Assignee to pay a penalty which is equal to a portion of the assignment fee of the state-owned construction land, calculated at the same percent of the deficiency in the actual investment to the agreed total amount of investment and investment intensity indications, and the Assigner can request the Assignee to continue performing the obligations under the Contract.

Article 35 In case any indicator such as the floor area ratio, the building density to the said land parcel hereunder is lower than the minimum standard agreed under this Contract, the assignor can request the assignee to pay a breach penalty representing a percent of the assignment fee for the state-owned construction land, calculated at the same percent of the deficiency in the actual investment to the minimum amount agreed, and the Assigner can request the Assignee to continue performing the obligations under the Contract. In case any indicator such as the floor area ratio, the building density to the said land parcel hereunder under this Contract is higher than the highest standard herein agreed under this Contract, the assignor shall be entitle to take back the portion which is higher than the agreed highest standard, and the assignor can request the assignee to pay a breach penalty representing a percent of the assignment fee for the state-owned construction land, calculated at the same percent of the deficiency in the actual investment to the agreed standard, and the Assigner can request the Assignee to continue performing the obligations under the Contract.

Article 36 If any of the green coverage ratio in the industrial construction project, the proportion of the area of administrative offices and service facilities inside the enterprise, the construction area of administration offices and service facilities inside the enterprise, or any other criteria has goes beyond the standards in the Contract, the Assignor shall request the Assignee to pay a penalty equal to 0.5 ‰ of the assignment fee of the assigned land parcel, and to pull down the aforesaid green and construction facilities at its own expenses.

Article 37 When the Assignee pays the assignment fee per the provisions in the Contract, the Assignor shall hand over the assigned land on the date stipulated in the Contract. If the failure of Assignor to hand over the assigned land on time results in the Assignee’s delay in the use term of the land, the Assignor shall pay to the Assignee a damage equal to 0.5‰ of the paid land assignment fee per day delayed, and the use term of the land shall commence on the date of actual handover of the land parcel. If the delay of the handover of the land parcel by the Assignor exceeds 60 days, the Assignee has the right to terminate the Contract, and the Assignor shall return two times of the deposit and give back any other part of the paid land assignment fee. Additionally, the Assignee can claim any and all losses in connection of or arising from the breach of contract by the Assignor.

Article 38 In case Assignor fails to deliver the land parcel on time, or the land handed over by the Assignor fails to meet the agreed land conditions in the Contract, or Assignor alters the conditions of land use unilaterally, the assignee shall have the right to request the assignor to fulfill its performance of responsibilities hereunder and compensate for its direct losses caused by the delayed performance of the Contract by the Assignor. The term of land use shall commence on the day on which the agreed conditions are satisfied.

Chapter 8 Governing Laws and Disputes Settlement

Article 39 The laws of the People’s Republic of China are applicable to the execution, validity, interpretation, performance and disputes settlement of the Contract.

Article 40 A disputes arising in the performance of the Contract shall be settled through negotiations between both Parties. If the dispute cannot be solved through negotiations, they should be solved in accordance with the approach regulated in Item (1) of this Article:

(1)	Submitting the dispute to Wuxi Arbitration Commission for arbitration;
(2)	Filing a lawsuit in People’s Court in accordance with applicable laws.

Chapter 9 Miscellaneous Provisions

Article 41 The scheme of assigning the land parcel have been approved by the People’s Government of Wuxi. This contract shall take effect from the date of the signature of the parties hereto.

Article 42 The parties hereto hereby acknowledge that the contents such as the names, addresses, telephone numbers, fax numbers, bank account and agent, and so on, are real and valid; In case of any change by either Party, the Party shall inform the other Party of the changes in writing within fifteen days, otherwise the responsibilities arising from its untimely notification shall be assumed by the Party having the information changes.

Article 43 This Contract and its annexes have 15 pages in total and the Chinese version shall prevail.

Article 44 The price, total amount, size measurement and other items herein should be written in both words and numbers, which shall be consistent with each other, and the words shall prevail in case of inconsistence.

Article 45 Anything not stipulated herein could be agreed later on by the parties, which shall be attached as an annex hereto, which shall have the same legal force as the contract.

Article 46: This Contract shall be prepared in quadruplicate, with each of copy having an equally binding force, and the Assignor and the Assignee each keep two originals.

The Assignor (Seal)	The Assignee ( Seal)
Wuxi Natural Resources and Planning Bureau

The Legal Representative ( The agent)	The Legal Representative (The agent)

( Signature )	( Signature )

Year Month Day

Annex 3

Supplementary Agreement to the Contract for Assignment of the Right to the Use of the State-owned Construction Land (No. 3202842019CR0019)

Party A: Wuxi Natural Resources and Planning Bureau (assignor)

Party B: (Assignee)

On the day 15 of the month November of 2019, both parties signed Contract for Assignment of the Right to the Use of the State-owned Construction Land (No. 3202842019CR0019) (hereinafter referred to as the Assignment Contract), and both parties have agreed to sign this supplementary agreement:

1.	If Party B fails to make the full use of the land, Party B agrees that Party A shall recover the right to the use of the unused land parcel by means of agreement at the land price at the time the Assignment Contract was signed, plus the financial cost.

2.	If Party B cannot complete its construction on schedule, Party B shall submit an application for extension with sufficient reasons to Party A 30 days before the expiration of the construction completion period. It may be extended with the approval by Party A. The extension shall not exceed one year in principle.

3.	When Party B’s construction on the land assigned, involves city construction and management aspects, such as greening administration, city appearance, environmental protection, fire safety, traffic management, design, and construction, Party B shall comply with the relevant regulations of the Central Government, Jiangsu Province and Wuxi City.

Party B or its entrusted construction unit shall promptly repair or fix the damages to the municipal facilities and buildings caused by its constructional activities, and bear the corresponding expenses. During the period of the use of state-owned construction land, Party B shall take care not to damage the municipal facilities within the land, or it should bear all expenses required for repair.

4.	Article 30 of the assignment contract, i.e., “Party A may itself, or request Party B to compensate for the loss”, should be specified as: Party B agrees to compensate for Party A at 20% of the total assignment fee. Party A shall return the balance of the assignment fee for the use of the state-owned construction land received by Party A to Party B after deducting the deposit, compensations and liquidated damages. The total amount of liquidated damages shall not exceed 20% of the total amount of the assignment fee of the use of state-owned construction land.

5.	Article 37 of the assignment contract, i.e., “Party B may request Party A to compensate for the loss”, should be specified as "Party A agrees to compensate for other losses caused by its failure to deliver part of the land parcel. The total liquidated damages shall not exceed 20% of the amount of the assignment fee for the undelivered part of the state-owned construction land assigned.

6.	Due to the needs of urban construction, development, transformation and planning adjustment, Party B must unconditionally obey the unified demolition and transformation according to the requirements by the urban planning authority, and if compensation for demolition and transformation needed for the recovery of the land parcel is due to Party B, compensation will be paid according to Article 20 of the assignment contract.

7.	Within the period of assignment, the split transfer, split mortgage of the standard factory-type industrial land must not break through the minimum planning unit; The land for other industrial use must be held or mortgaged as a whole. If a split transfer or split mortgage is needed, they must meet the urban and rural planning requirements, and approved by the people's government in the region.

8.	For the construction and utilization of the assigned plot, the Assignee has signed the "Industrial Land Output Supervision Agreement" with Huishan Economic Development Zone Management Committee, dated 14/11/2019, clarifying the requirements of industrial project’s industry categories, investment, per hectare tax, environmental protection, etc.; The assignee should independently assume the rights and obligations stipulated in the "Industrial Land Output Supervision Agreement", and should proceed with the construction and development of land parcel according to the laws and this agreement.

9.	If the construction project has not reached the requirements of "the Industrial Land Output Supervision Agreement" after it has been rectified, Party B must make up the difference in accordance with the per hectare tax level stipulated in the Industrial Land Output Supervision Agreement.

10.	If the land assignment period of this construction project is expired but it is requested to be renewed by Party B, Party B agrees that the people's government in the area where the land is located will be assessing the land parcel, and the output indicators such as the average per hectare tax will be subject to the requirements announced by the people's government in the area where the land is located. Party B also agrees that Party A shall recover the land use right free of charge if the assessment criteria are not met, and that the building (structure) and ancillary facilities shall be compensated for according to the effective Wuxi urban demolition standard at the current time; or a five-year contract of the right of the use of the construction land may be renewed, and the rent shall not be less than 2 times the land price agreed on after evaluation when the lease contract is executed ..

11.	If the construction project is terminated early due to “Industrial Land Use Supervision Agreement” , the “Contract for Assignment of the Right to the Use of the State-owned Construction Land” and this Supplemental Agreement will be automatically terminated. If the " Contract for Assignment of the Right to the Use of the State-owned Construction Land " and this Supplemental Agreement are terminated early due to the "Industrial Land Use Supervision Agreement", the land price already paid by the Assignee shall not be refunded, and the compensation for the buildings (structures) and ancillary facilities on the plot shall be dealt with between the assignee and Huishan Economic Development Zone Management Committee in accordance with the agreement on the Industrial Land Output Supervision Agreement.

This Supplemental Agreement is an annex to the assignment contract and has the same legal effect as the assignment contract.